Exhibit 97.1

OATLY GROUP AB

ACKNOWLEDGEMENT OF INCENTIVE COMPENSATION RECOVERY POLICY

By my signature below, I acknowledge that I have received and reviewed the Oatly Group AB Incentive Compensation Recovery Policy (the “Policy”) and that I am fully bound by, and subject to, all of the terms and conditions of the Policy (as may be amended, restated, supplemented or otherwise modified from time to time). In the event of any inconsistency between the Policy and the terms of any employment agreement to which I am a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern. In the event it is determined by the Remuneration Committee that any amounts granted, awarded, earned or paid to me must be forfeited or reimbursed to the Company, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement. Any capitalized terms used in this Acknowledgment without definition shall have the meaning set forth in the Policy.

Signature:

Name (printed):

Date: